Exhibit 99.1

Steel Excel Announces Preliminary 3rd Quarter Results, Update on Reverse/Forward Stock Split and Ticker Change

MILPITAS, Calif., Oct 24, 2011 (BUSINESS WIRE) -- Steel Excel Inc. (Other OTC: ADPTD.PK) (the "Company") announced today preliminary results for its third fiscal quarter, ended September 30, 2011.

The Company expects revenue for the third quarter and for the nine months ended September 30, 2011 to be $0.7 million. The Company's current period revenue is from its new acquisitions, Baseball Heaven and the Show.

The Company expects to report a net income of $1.4 million ($0.13 per share) and net income of $8.5 million ($0.78 per share) for the three months and nine months ended September 30, 2011, respectively. Included in the current period net income is a favorable tax benefit of $2.8 million. Additionally, the Company expects to report cash of $354.2 million or $32.56 per share at September 30, 2011 compared to $360.8 million or $33.16 per share at June 30, 2011. All per share figures are adjusted to account for the reverse/forward split that the Company completed on October 3, 2011.

The Company noted that the financial statements for the third quarter and the nine months ended September 30, 2011 have not been completed. The revenue and earnings described in this release are based on management's best estimates and remain subject to changes and refinements that could occur during the quarter-end close process. The Company expects to provide a full and final report with regard to the third fiscal quarter and the nine months ended September 30, 2011 in its quarterly report on Form 10-Q, which it expects to file with the Securities and Exchange Commission on or about November 4, 2011.

The Company also provided further information with regard to its previously announced reverse and forward stock splits of its common stock, which became effective after the close of business on October 3, 2011. The Company announced that the Depository Trust Company (DTC) is expected to allocate the post-split shares to DTC participants on October 26, 2011. Stockholders holding their shares with brokers should see the change in their account holdings sometime after October 26, 2011, depending upon the procedures of each stockholder's brokerage firm. For stockholders holding their shares in certificate form, the Company's transfer agent, Registrar and Transfer Company, will mail new stock certificates also sometime after October 26, 2011 to those stockholders who have returned their old stock certificates to the transfer agent.

Following the reverse and forward splits, certain stockholders became entitled to a cash payment in exchange for their old stock certificates. The Company's transfer agent will distribute the cash payments no later than October 31, 2011. For more information regarding the reverse and forward splits, please refer to the Company's Proxy Statement for the Company's annual meeting of stockholders held on May 25, 2011.

The Company also announced today that its common stock currently trades on the Pink Sheets under the symbol "ADPTD.PK", with the letter "D" added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred. On or about November 3, 2011, the ticker symbol will revert back to "ADPT.PK" for a period of 10 trading days until it changes to a new ticker symbol, to be assigned by FINRA. This is a result of the change of the Company's name from ADPT Corporation to Steel Excel Inc., which was previously announced.

About Steel Excel Inc.

The Company's business consists primarily of capital redeployment and identification of new, profitable business operations in which it can utilize its existing working capital and maximize the use of the Company's net operating losses. The identification of new business operations includes, but is not limited to, sports, training, education, entertainment and lifestyle businesses. More information is available at the Company's web site: www.steelexcel.com.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as "will," "believe," "are projected to be" and similar expressions are statements regarding future events or the future performance of the Company, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include, but are not limited to: the Company's ability to identify suitable acquisition candidates or business and investment opportunities; the ability to realize the benefits of our net tax operating losses; the possibility of being deemed a "shell company" under the federal securities laws, which may adversely impact our ability to offer our stock to officers, directors and consultants, and would likely increase the costs of registration compliance following the completion of a business combination; the possibility of being deemed an investment company under the Investment Company Act of 1940, as amended, which may make it difficult for us to complete future business combinations or acquisitions; the potential need to record additional impairment charges for long-lived assets or marketable securities based on current market conditions; the necessity to record material tax provisions or pay additional tax payments in the future as a result of estimates for tax provisions that materially differ from actual outcomes and tax audits and redetermination by the United States and foreign taxing authorities in which we operate or formerly operated; the ability to reduce our operating costs; general economic conditions and our expected liquidity in future periods. For a more complete discussion of risks related to our business, reference is made to the section titled "Risk Factors" included in our Transition Report on Form 10-K for the nine month period ended December 31, 2010 on file with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any forward-looking information that is included in this release.

CONTACT:

Steel Excel Inc.
Investor Relations, 408-957-7811
Investor_Relations@steelexcel.com